Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2016 Financial Results and Highlights Recent Period Activity

– Advanced RNAi Therapeutics Pipeline with Eight Active Clinical Programs and Multiple Clinical Data Presentations –

– Discontinued Revusiran Development, Focusing on Patisiran and ESC-GalNAc Conjugate Programs –

– Company Announces Initiation of Expanded Access Program with Patisiran for Patients with Hereditary ATTR Amyloidosis with Polyneuropathy –

– Maintained Strong Balance Sheet with $1.19 Billion in Cash and Remains On Track to End 2016 with Greater than $1.0 Billion in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 2, 2016--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter 2016, and highlighted recent progress in advancing its pipeline.

“We continue to advance a broad pipeline of investigational RNAi therapeutics – including 8 programs in clinical development – across a wide range of disease indications with high unmet need. Despite a disappointing outcome in our revusiran program, we remain committed to serving the needs of the ATTR amyloidosis community with patisiran and to developing RNAi therapeutics with our ESC-GalNAc conjugate platform as a new class of innovative medicines. Based on a recent recommendation from the APOLLO Data Monitoring Committee for patisiran and a comprehensive review of data from over 800 human subjects treated with RNAi therapeutics – excluding revusiran – for up to nearly three years, we are encouraged by the overall safety profile for our platform,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We’re pleased with new positive clinical results we presented in the third quarter for patisiran for hATTR-PN, fitusiran for hemophilia, ALN-AS1 for porphyria, and ALN-GO1 for primary hyperoxaluria. Now and through the end of the year, we are anticipating a very data rich period – including key clinical data presentations for five distinct programs at the AHA and ASH meetings and at our R&D Day in December – and we look forward to sharing our progress.”

Third Quarter 2016 and Recent Significant Corporate Highlights

  Advanced patisiran for the treatment of hereditary ATTR amyloidosis with polyneuropathy (hATTR-PN), also known as familial amyloidotic polyneuropathy (FAP).
    The Company announced today that it has initiated its patisiran Expanded Access Program (EAP) for patients with hATTR-PN. The patisiran EAP provides an opportunity for eligible hATTR-PN patients, who are unable to participate in an ongoing clinical trial or whose treatment options are otherwise limited, to receive patisiran therapy until the drug becomes commercially available, should it receive approval.
    Announced that the patisiran APOLLO Data Monitoring Committee (DMC) met at the Company’s request following its decision to discontinue development of revusiran, and recommended continuation of the APOLLO Phase 3 trial without modification.
    Reported positive initial 24-month data from ongoing Phase 2 open-label extension (OLE) study with patisiran for the treatment of hATTR-PN. Results showed that patisiran can potentially halt or improve neuropathy progression. Patisiran administration was also found to be generally well tolerated in hATTR-PN patients out to 25 months, with no drug-related serious adverse events (SAEs) reported through the data transfer date.
  Announced decision to discontinue development of revusiran, an investigational RNAi therapeutic that was being developed for the treatment of hereditary ATTR amyloidosis with cardiomyopathy (hATTR-CM).
    The decision was made following the recommendation by the DMC for the ENDEAVOUR Phase 3 trial of revusiran to suspend dosing and the observation of an imbalance in mortality in revusiran-treated patients as compared to those on placebo.
    The Company has initiated a comprehensive evaluation of revusiran data.
    The decision to discontinue development of revusiran does not affect patisiran or any other Alnylam investigational RNAi therapeutic program in development.
  Advanced fitusiran for the treatment of hemophilia and rare bleeding disorders (RBD).
    Reported positive interim clinical results from Phase 1 study of fitusiran. Fitusiran achieved a median estimated annualized bleeding rate (ABR) of zero in hemophilia patients without inhibitors. In the initial low-dose cohort of patients with inhibitors, fitusiran achieved antithrombin lowering, increased thrombin generation, and preliminary evidence for reduced bleeding. Fitusiran administration was generally well tolerated in patients with and without inhibitors through the data transfer date.
    Continued dosing hemophilia patients in the ongoing Phase 1/2 OLE study, with up to 16 months of dosing.
    In July, the Company also updated its guidance for Phase 3 initiation, and currently remains on track to start studies in early 2017.
  Reported positive interim clinical results from Phase 1 study of ALN-AS1 for the treatment of acute hepatic porphyrias.
    In asymptomatic high excreter (ASHE) porphyria subjects, single and multiple doses of ALN-AS1 achieved rapid, dose-dependent, and durable lowering of aminolevulinic acid (ALA) and porphobilinogen (PBG) – the toxic heme synthesis intermediates that mediate porphyria attacks – of up to 95%, with effects sustained for over ten months after a single dose. ALN-AS1 was generally well tolerated following single and multiple doses through the data transfer date.
    In addition, both the United States Food and Drug Administration (FDA) and the European Medicines Agency (EMA) granted orphan drug designation to ALN-AS1 for the treatment of acute hepatic porphyrias.
  Reported positive initial clinical results from Phase 1/2 study of ALN-GO1 for the treatment of primary hyperoxaluria type 1 (PH1).
    ALN-GO1 achieved human proof of concept with statistically significant increases in glycolate, a biomarker of effective glycolate oxidase knockdown, in healthy adult volunteers. Single doses of ALN-GO1 were found to be generally well tolerated through the data transfer date.
    In addition, the Company published pre-clinical data with ALN-GO1 in the Journal of the American Society of Nephrology (Liebow et al., J Am Soc Nephrol, 2016; doi:10.1681/ASN.2016030338).
  Reported initial clinical results from Phase 1/2 study of ALN-AAT for the treatment of alpha-1 antitrypsin (AAT) deficiency-associated liver disease and provided program update.
    Results showed that ALN-AAT administration provided potent, dose-dependent, and durable knockdown of serum AAT of up to 88.9%.
    Three instances of asymptomatic, transient elevations of liver enzymes were detected in the highest dose groups. As a result, the Company plans to advance a new Development Candidate, ALN-AAT02.
  Alnylam’s partner, The Medicines Company, announced positive top-line results from the Day 90 interim analysis in the ongoing ORION-1 Phase 2 study of ALN-PCSsc (also known as PCSK9si), an investigational RNAi therapeutic for the treatment of hypercholesterolemia.
    ALN-PCSsc achieved significant and durable LDL-C reduction up to Day 90 and was generally well tolerated, including no drug-related liver enzyme elevations, neuropathy signals, or renal function changes.
  Initiated Phase 1/2 clinical trial with ALN-HBV for the treatment of Hepatitis B Virus (HBV) infection.
  Expanded Alnylam’s global footprint with the opening of a new development and commercial hub in Maidenhead, United Kingdom. The Maidenhead office joins Alnylam’s Zug, Switzerland office – its European headquarters – in allowing the Company to support planned growth in Europe.
  Expanded Management Team with appointments of Antoine Barouky, General Manager, France; Emmanuel Dulac, Ph.D., Senior Vice President, Chief Commercial Officer; Arianna Greco, Vice President, Legal – Europe and Canada; Yvonne Greenstreet, MBChB, Executive Vice President, Chief Operating Officer; Thomas Hoock, Ph.D., Vice President, Program Lead; and Siva Sakhamuri, Ph.D., Vice President, Manufacturing.

Upcoming Events in Late 2016

  Alnylam’s partner The Medicines Company plans to present initial results from the ORION-1 Phase 2 study of ALN-PCSsc in a Late-Breaking Clinical Trial Session at the American Heart Association (AHA) Scientific Sessions 2016, on November 15, 2016.
  Alnylam announces today that it plans to present clinical data from multiple pipeline programs at the 58th American Society of Hematology (ASH) Annual Meeting, being held December 3 – 6, 2016 in San Diego, California, including:
    Additional data from the Phase 1 study of fitusiran in patients with hemophilia, including initial data from the Phase 1/2 OLE study, in poster presentations on:
      Saturday, December 3, at 5:30 pm PT (patients with inhibitors);
      Sunday, December 4, at 6:00 pm PT (patients without inhibitors).
    Initial data from Part C of the Phase 1/2 study of ALN-AS1 in acute intermittent porphyria patients with recurrent porphyria attacks in a poster presentation on Saturday, December 3, at 5:30 pm PT.
    Longer-term follow-up data from the Phase 1/2 study of ALN-CC5, an investigational RNAi therapeutic for the treatment of complement-mediated diseases, in patients with paroxysmal nocturnal hemoglobinuria (PNH) receiving concomitant eculizumab in a poster presentation on Monday, December 5, at 6:00 pm PT.
  The Company also announces today that it plans to present initial clinical results from the Phase 1 study of ALN-TTRsc02, an investigational RNAi therapeutic for the treatment of ATTR amyloidosis, at the Company’s R&D Day, which will be held the morning of Friday, December 16, 2016 in New York City and will be webcast.

Financials

“Alnylam continues to maintain a strong balance sheet, ending the third quarter of 2016 with approximately $1.2 billion in cash, including restricted investments,” said Michael Mason, Vice President, Finance and Treasurer. “Our financial strength allows us to continue to invest in a broad pipeline of investigational RNAi therapeutics, aligned with achievement of our ‘Alnylam 2020’ goals. As for financial guidance this year, we remain on track to end 2016 with greater than $1.0 billion in cash, including $150.0 million in restricted investments.”

Cash and Investments
At September 30, 2016, Alnylam had cash, cash equivalents and marketable securities, and restricted investments of $1.19 billion, as compared to cash, cash equivalents and marketable securities of $1.28 billion at December 31, 2015.

GAAP Net Loss
The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2016 was $104.1 million, or $1.21 per share on both a basic and diluted basis (including $15.6 million, or $0.18 per share of non-cash stock-based compensation expense), as compared to a net loss of $76.8 million, or $0.91 per share on both a basic and diluted basis (including $11.8 million, or $0.14 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues
Revenues were $13.7 million in the third quarter of 2016, as compared to $6.3 million in the third quarter of 2015. Revenues for the third quarter of 2016 included $7.4 million from the company’s alliance with Sanofi Genzyme, $2.7 million from the company’s alliance with The Medicines Company and $3.6 million from other sources. The increase in revenues in the quarter ended September 30, 2016 as compared to the prior year period was due primarily to higher revenue from the company’s agreement with Sanofi Genzyme. In addition, net revenues from collaborators increased due to the achievement of a non-recurring milestone from another collaborator. The company expects net revenues from collaborators to increase during the fourth quarter of 2016 as compared to the third quarter of 2016 due to an expected increase in revenues from Sanofi Genzyme.

Research and Development Expenses
Research and development (R&D) expenses were $97.9 million in the third quarter of 2016, which included $9.3 million of non-cash stock-based compensation, as compared to $68.6 million in the third quarter of 2015, which included $6.3 million of non-cash stock-based compensation. The increase in R&D expenses for the quarter ended September 30, 2016 as compared to the prior year period was due primarily to higher clinical trial and manufacturing expenses resulting from the advancement of the company’s Genetic Medicine pipeline. In addition, compensation and related expenses and non-cash stock-based compensation expenses increased during the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015 as a result of an increase in headcount during the period as the company continues to advance and expand its development pipeline. The company expects that R&D expenses during the fourth quarter of 2016 will increase slightly as compared to the third quarter of 2016 as it continues to develop its pipeline and advance its product candidates, but that such expenses will be variable on a quarterly basis depending on the timing of manufacturing batches, clinical trial enrollment and results, regulatory review of our product candidates and non-cash stock-based compensation expenses.

General and Administrative Expenses
General and administrative (G&A) expenses were $22.4 million in the third quarter of 2016, which included $6.2 million of non-cash stock-based compensation, as compared to $16.0 million in the third quarter of 2015, which included $5.5 million of non-cash stock-based compensation. The increase in G&A expenses for the quarter ended September 30, 2016 as compared to the prior year period was due primarily to an increase in compensation and related expenses due to higher headcount. In addition, consulting and professional services expense increased during the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015 as a result of increased business activities. The company expects that G&A expenses during the fourth quarter of 2016 will remain relatively consistent with the third quarter of 2016.

Conference Call Information
Management will provide an update on the company, discuss third quarter 2016 results, and discuss expectations for the future via conference call on Wednesday, November 2, 2016 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 7349534. A replay of the call will be available beginning at 7:30 p.m. ET on November 2, 2016. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference 7349534.

Sanofi Genzyme Alliance
In January 2014, Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, formed an alliance to accelerate and expand the development and commercialization of RNAi therapeutics across the world. The alliance is structured as a multi-product geographic alliance in the field of rare diseases. Alnylam retains product rights in North America and Western Europe, while Sanofi Genzyme obtained the right to access certain programs in Alnylam's current and future Genetic Medicines pipeline in the rest of the world (ROW) through the end of 2019, together with certain broader co-development/co-commercialization rights and global rights for certain products. In the case of patisiran, Alnylam will advance the product in North America and Western Europe, while Sanofi Genzyme will advance the product in the ROW. In the case of fitusiran, Sanofi Genzyme has elected to opt into the program for its ROW rights, while retaining its further opt-in right to co-develop and co-promote fitusiran with Alnylam in North America and Western Europe, subject to certain restrictions.

About RNAi
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About LNP Technology
Alnylam has licenses to Arbutus LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam's pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its "Alnylam 2020" guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs - including 4 in late stages of development - across its 3 STArs. The company's demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Ionis, Novartis, Roche, Takeda, Merck, Monsanto, The Medicines Company, and Sanofi Genzyme. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world's top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam's pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward-Looking Statements
Various statements in this release concerning Alnylam's future expectations, plans and prospects, including without limitation, Alnylam's views with respect to the potential for RNAi therapeutics, including patisiran, fitusiran, ALN-AS1, ALN-GO1, ALN-AAT02, ALN-PCSsc, and ALN-HBV, its expectations regarding the timing of clinical studies and the presentation of clinical data, including for its studies for fitusiran, ALN-AS1, ALN-CC5, and ALN-TTRsc02, as well as The Medicines Company’s study of ALN-PCSsc, its expectations regarding its patisiran Expanded Access Program (EAP) for patients with hATTR-PN, its initiation of a comprehensive evaluation of the revusiran data, its expected cash position as of December 31, 2016, its expectations regarding its STAr pipeline growth strategy, its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, and its plans regarding the pursuit of pre-clinical programs and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation, Alnylam's ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all, actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional pre-clinical and/or clinical testing, delays, interruptions or failures in the manufacture and supply of our product candidates, obtaining, maintaining and protecting intellectual property, Alnylam's ability to enforce its intellectual property rights against third parties and defend its patent portfolio against challenges from third parties, obtaining and maintaining regulatory approval, pricing and reimbursement for products, progress in establishing a commercial and ex-United States infrastructure, competition from others using technology similar to Alnylam's and others developing products for similar uses, Alnylam's ability to manage its growth and operating expenses, obtain additional funding to support its business activities, and establish and maintain strategic business alliances and new business initiatives, Alnylam's dependence on third parties for development, manufacture and distribution of products, the outcome of litigation, the risk of government investigations, and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

The scientific information discussed in this news release relating to Alnylam’s investigational therapeutics is preliminary and investigative. None of Alnylam’s investigational therapeutics have been approved by the U.S. Food and Drug Administration, European Medicines Agency, or any other regulatory authority and no conclusions can or should be drawn regarding the safety or effectiveness of these therapeutics.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net revenues from collaborators	$13,651	$6,324	$29,705	$33,546

Operating expenses:
Research and development	97,936	68,618	277,381	193,660
General and administrative	22,391	16,036	61,478	43,382
Total operating expenses	120,327	84,654	338,859	237,042
Loss from operations	(106,676)	(78,330)	(309,154)	(203,496)
Other income:
Interest income	2,204	1,610	6,109	4,243
Other income (expense)	401	(72)	5,871	(99)
Total other income	2,605	1,538	11,980	4,144
Net loss	$(104,071)	$(76,792)	$(297,174)	$(199,352)
Net loss per common share - basic and diluted	$(1.21)	$(0.91)	$(3.48)	$(2.38)
Weighted-average common shares used to compute basic and diluted net loss per common share	85,716	84,633	85,513	83,696

Comprehensive loss:
Net loss	$(104,071)	$(76,792)	$(297,174)	$(199,352)
Unrealized gain (loss) on marketable securities, net of tax	1,224	(25,981)	(25,331)	(55,982)
Reclassification adjustment for realized gain on marketable securities included in net loss	(706)	—	(6,816)	—
Comprehensive loss	$(103,553)	$(102,773)	$(329,321)	$(255,334)

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
	September 30,	December 31,
	2016	2015
Cash, cash equivalents and marketable securities	$1,039,088	$1,280,951
Restricted investments	150,000	—
Billed and unbilled collaboration receivables	15,146	8,298
Prepaid expenses and other assets	20,843	18,030
Property and equipment, net	74,219	27,812
Investment in equity securities of Regulus Therapeutics Inc.	13,614	51,419
Total assets	$1,312,910	$1,386,510
Accounts payable, accrued expenses and other liabilities	$61,339	$46,886
Total deferred revenue	76,981	68,317
Total deferred rent	9,622	6,593
Long term debt	150,000	—
Total stockholders’ equity (85.8 million and 85.1 million common shares issued and outstanding and at September 30, 2016 and December 31, 2015, respectively)	1,014,968	1,264,714
Total liabilities and stockholders' equity	$1,312,910	$1,386,510

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2015.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Investors and Media
Christine Regan Lindenboom, 617-682-4340
or
Investors
Josh Brodsky, 617-551-8276